UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 7, 2005

GREENHILL & CO., INC.
(Exact name of registrant as specified in its charter)

Commission file number 001-32147

Delaware	51-0500737
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

300 Park Avenue, 23rd floor
New York, New York 10022	10022
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (212) 389-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8. Other Events

          Item 8. 01. Other Events

     On June 8, 2005, Greenhill & Co., Inc. (the “Company”) issued the press release attached hereto as Exhibit 99.1 (which press release is incorporated herein by reference) announcing completion of the final closing of its second private equity fund, Greenhill Capital Partners II, L.P. and related funds (“Fund II”). Total committed capital for Fund II as of the final closing was $875 million.

     The Company’s wholly-owned subsidiary Greenhill Capital Partners, LLC has committed $88 million of the capital raised for Fund II. In addition, the Company’s managing directors (including all of its executive officers), senior advisors and other professionals have personally committed a further $136 million of capital to Fund II.

     In connection with the initial closing of Fund II, certain subsidiaries of the Company and those employees who made capital commitments to Fund II (including all of the executive officers) entered into a series of agreements with Fund II (the “Partnership Agreements”). The principal terms of such Partnership Agreements are as follows. Fund II is advised by a managing general partner which makes investment decisions and is entitled to receive from Fund II an override of 20% of the profits earned by Fund II over a specified threshold on $651 million (the amount committed by outside investors) of the capital committed to Fund II and an override of 10% of the profits earned by Fund II over a specified threshold on $132 million (the amount committed by the Company’s managing directors, senior advisors and certain other employees) of the capital committed to Fund II.

      The managing general partner is controlled by the Company. The Company recognizes as revenue 100% of the profit override earned by the managing general partner of Fund II on investments made by Fund II. Approximately one-half of such profit override is allocated, at the Company’s discretion, as compensation to managing directors and other employees of the Company involved in the management of Fund II. All limited partners in Fund II (including those who are managing directors or other employees of the Company) have agreed to pay during the commitment period an annual management fee to the managing general partner of Fund II equal to 1.5% of the capital committed by such limited partners. The commitment period will terminate on March 31, 2010 unless terminated earlier by the general partner in accordance with the terms of the Partnership Agreements. Upon termination of the commitment period, the annual management fee will be reduced to 1% of the invested capital. No management fee or profit override is payable in respect of the capital committed by the Company.

     The Partnership Agreements also provide for the payment by the limited partners of certain expenses incurred by the general partner and for the indemnification of the general partner, its affiliates and their employees under certain circumstances. The Amended and Restated Agreement of Limited Partnership of Greenhill Capital Partners (Employees) II, L.P. was filed as an exhibit to the Company’s Report on Form 8-K dated April 5, 2005 and is incorporated herein by reference.

     On March 31, 2005, the general partners of Greenhill Capital Partners, L.P. and its related funds (“Fund I”) terminated the commitment period for Fund I. As a result, the annual management fee payable by the limited partners in Fund I will be reduced to 1% of the invested capital (total invested capital was approximately $229 million as of March 31, 2005). Such management fee is payable only by the outside investors not employed by or affiliated with the Company, which in the aggregate constitute approximately 76% of Fund I’s invested capital as of March 31, 2005. Fund I will make no new investments except for follow-on investments in existing portfolio companies. Fund I currently has approximately $35 million committed to follow-on investments in its portfolio companies. The amount of invested capital will increase by the amount of any follow-on investments which are actually made and will be reduced by the amount, if any, realized from any dispositions of the securities underlying the investments and notional losses. The remaining commitment of the Company to Fund I is $9 million.

Section 9. Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits. The following exhibit is being furnished as part of this Report.

Exhibit Number	Description

99.1	Press Release of Greenhill & Co., Inc. dated June 8, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Greenhill & Co., Inc.

Date: June 10, 2005	By:	/s/ John D. Liu

		Name:	John D. Liu
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Greenhill & Co., Inc. dated June 8, 2005.

E-1